Exhibit 5.1

Your Ref: Our Ref: Tel No: Fax No:	26411.0038/6221665 +44 1624 6383005 +44 1624 638333	Please Respond To: Direct Dial: Email:	Mike Edwards +44 1624 638375 mike.edwards@cains.com

Eros International PLC Fort Anne Douglas Isle of Man IM1 5PD British Isles	27 September 2019

Dear Sirs

The offer (the “Offer”) by Eros International PLC (the “Company”) of notes (the “Notes”) convertible into A Ordinary Shares of £0.30 each (the “Shares” and together with the Notes the “Securities”)

Preliminary

1.	We are a firm of advocates practising the laws of the Isle of Man and are qualified to give you this legal opinion under Isle of Man law.

Documents Examined

2.	For the purposes of this legal opinion, we have examined and relied upon copies of the following documents:

2.1	the registration statement on Form F-3 (File No. 333-219708), issued by the Company in respect of the Offer including the prospectus supplement dated 26 September 2019 related thereto (together, the “Registration Statement”);

2.2	the Memorandum and Articles of Association of the Company appearing on the file of the Company maintained by the Registrar of Companies (the “Registrar”) appointed pursuant to the Companies Act 2006 (the “Act”) on 27 September 2019 (the “Search Date”); and

2.3	the minutes of a meeting of the board of directors of the Company held on 25 September 2019 (the “Board Minutes”).

In this legal opinion, “non-assessable” means that the subscription price for which the Company agreed to issue the Share, has been paid in full to the Company so that no further sum is payable to the Company by any holder of that Share in respect of the subscription price and the holder of that Share is not liable, solely because of its holder status, for additional assessments or calls on the Share by the Company or its creditors.

Isle of Man Law

3.	We have not investigated the laws of any jurisdiction other than the Isle of Man and this opinion is given only with respect to the currently applicable laws of the Isle of Man and is given on the basis that it will be governed by and construed in accordance with such laws.

Assumptions

4.       For the purposes of giving this legal opinion, we have assumed:

4.1	the genuineness of all signatures; the capacity of all signatories; the authenticity and completeness of all documents submitted to us as originals; the conformity with original documents and completeness of all documents submitted to us as copies; and the correctness of all facts stated in the Registration Statement;

4.2	that no provisions of the laws of any jurisdiction outside the Isle of Man would be contravened by the issue of the Registration Statement, the Securities or the performance by the Company of its obligations;

4.3	that, insofar as any obligation under the Registration Statement falls to be performed in any jurisdiction outside the Isle of Man, its performance would not be unlawful by virtue of the laws of that jurisdiction;

4.4	that no laws (other than of the Isle of Man) which may apply with respect to the Registration Statement, the Securities or the transactions and matters contemplated thereby would be such as to affect any of the opinions stated herein;

4.5	that all filings, recordals, publications, notifications and registrations as are necessary to permit the issue of the Registration Statement and the Securities or for the purposes of protecting or preserving any rights, duties, obligations or interests or as may be required to permit the performance thereof by any person have been or will be made or obtained within the time permitted, or will have been made or obtained within the time permitted, in all jurisdictions other than the Isle of Man;

4.6	that all necessary consents or approvals of, and all necessary registrations, filings, submissions or other action by or with, any regulatory authority or any other person or entity outside the Isle of Man have been or will be obtained, performed or taken in relation to the issue of the Registration Statement and the Securities;

4.7	that, as at the Search Date, the file maintained by the Registrar in relation to the Company accurately and completely recorded and reflected all resolutions passed and other actions or events in relation to the Company which give rise to an obligation on the part of the Company or any other party to deliver forms or documents to the Registrar;

4.8	that the resolutions set out in the Board Minutes were duly passed at a properly convened and held meeting of duly appointed directors of the Company at which all such directors declared their interests in the transaction or transactions under consideration as required by law and/or by the Company’s Articles of Association and that such resolutions have not been varied, amended or revoked and remain in full force and effect at the date of this legal opinion;

4.9	that, if any Shares are to be issued, the total number of A Ordinary Shares which would result therefrom will not exceed the existing share capital available for issue as described in paragraph 5.1; and

4.10	that the directors of the Issuer have ensured that the Registration Statement complies in all respects with section 45(1) of the Act.

Opinions

5.	On the basis of the foregoing, we are of the opinion that:

5.1	As at the date of this legal opinion, the share capital of the Company available for issue is £60,000,000 divided into 200,000,000 shares designated as either A Ordinary Shares or B Ordinary Shares.

5.2	The Securities will have been duly created and their issue and allotment will have been duly authorised.

5.3	Once issued in accordance with the relevant terms of the Registration Statement and the Documents (as defined in the Minutes), the Shares will be legally issued, fully paid and non-assessable.

5.4	Once issued in accordance with the relevant terms of the Registration Statement and the Documents, the Notes will be valid, binding and enforceable obligations of the Company enforceable in accordance with their terms.

5.5	The statements contained in the section of the Registration Statement entitled “Description of Securities”, insofar as these statements relate to the laws of the Isle of Man or matters governed by Isle of Man law (and to no other matters whatsoever) at the date of the Registration Statement and at the time and date of delivery of this legal opinion, are accurate in all material respects.

Consent

6.1	This opinion is addressed to the Company in connection with the registration of the Shares in the Company under the Securities Act.

6.2	We consent to the filing of a copy of this legal opinion as an exhibit to the Registration Statement and to reference to us being made in the paragraph of the Registration Statement headed Legal Matters. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

Yours faithfully,

Cains Advocates Limited